Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-260903 and 333-260903-06

BMW AUTO LEASING LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW AUTO LEASING LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW AUTO LEASING LLC, BMW VEHICLE LEASE TRUST 2024-2 AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW AUTO LEASING LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-831-9146.

Free Writing Prospectus dated September 26, 2024

$1,000,000,000(1) Asset-Backed Notes
BMW Vehicle Lease Trust 2024-2 Issuing Entity (CIK Number: 0002033494)
BMW Auto Leasing LLC Depositor (CIK Number: 0001126530)	BMW Financial Services NA, LLC Sponsor, Servicer and Administrator (CIK Number: 0001541188)

The depositor has prepared a preliminary prospectus dated September 26, 2024 which describes the notes to be issued by the issuing entity. You should review such preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes that, on the closing date, they receive at least the indicated ratings from Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s” and, together with Fitch, the “rating agencies”), listed below.

	Fitch	Moody’s
Class A-1 Notes	F1+sf	P-1 (sf)
Class A-2a Notes	AAAsf	Aaa (sf)
Class A-2b Notes	AAAsf	Aaa (sf)
Class A-3 Notes	AAAsf	Aaa (sf)
Class A-4 Notes	AAAsf	Aaa (sf)
_________________________

(1) The issuing entity will issue asset backed notes with an aggregate initial principal amount of $1,000,000,000 or $1,250,000,000.

A security rating is not a recommendation to buy, sell or hold notes. The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw its assigned rating at any time. If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes. Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, the depositor, the servicer, the administrator, the indenture trustee, the owner trustee, the asset representations reviewer or any of their affiliates will be required to monitor any changes to the ratings on these notes.

Joint Bookrunners
Citigroup	TD Securities	US Bancorp
Co-Managers
BofA Securities	Lloyds Securities